Exhibit 99.2

News Release

For Immediate Release

Contact Information:	Genesis Microchip
Frank Nagle or Bob Ferri
Investor Relations
Nagle & Ferri Investor Relations
(415) 575-1999

	Media Inquiries:	Investor Inquiries:
	Pixelworks	Pixelworks
	Chris Bright	Jeff Bouchard
	Tel: 503-454-1750 x594	Tel: (503) 454-1750 x604
	Email: chrisb@pixelworks.com	Email: jeffb@pixelworks.com

Genesis Microchip and Pixelworks Terminate Merger Agreement

San Jose, California and Tualatin, Oregon – August 5, 2003 – Genesis Microchip Inc. (Nasdaq: GNSS) and Pixelworks, Inc. (Nasdaq: PXLW) jointly announced today that the companies have reached an agreement to terminate their proposed merger.

Under terms of the agreement, each of the parties has agreed to a mutual release of claims and Pixelworks has agreed to immediately pay Genesis Microchip $5.5 million as a reimbursement for its expenses.

Eric Erdman, Interim CEO of Genesis Microchip, commented, “We are pleased that we were able to reach an amicable agreement with Pixelworks and recover substantially all of our costs and expenses associated with this transaction.  We believe that Genesis Microchip can now move forward with a renewed focus on serving customers.”

Allen Alley, President, CEO and Chairman of Pixelworks, commented, “The decision to terminate the merger was based on our mutual agreement of what was best for the stockholders of each company.  It was not affected by the outcome of the litigation between Genesis Microchip and Silicon Image.”

Pixelworks has confirmed that prior to signing the merger agreement, it reviewed the Memorandum of Understanding that purported to settle the lawsuit between Genesis Microchip and Silicon Image, Inc.  Pixelworks was, before it signed the merger agreement, and it remains, satisfied with the disclosure made to it by Genesis Microchip about the litigation.  Pixelworks’ decision today had nothing to do with the disclosures regarding the Silicon Image litigation made to Pixelworks by Genesis Microchip or the court’s decision regarding the interpretation of the Memorandum of Understanding.

About Genesis Microchip

Genesis Microchip Inc. (Nasdaq:GNSS) is a leading provider of image processing systems enabling superior picture quality for a variety of consumer and PC-display products. Featuring Genesis Display Perfection(TM) technologies and Emmy-award winning Faroudja® video technology, Genesis system-on-a-chip solutions are used worldwide by display manufacturers to produce visibly better images across a broad set of devices including flat-panel displays, digital TVs, digital CRTs, and DVD players. The Genesis technology portfolio features analog and mixed signal System-on-a-chip design, DCDi® by Faroudja deinterlacing, TrueLife(TM) video enhancement and IntelliComb(TM) video decoding and includes over 135 patents. Founded in 1987, Genesis supports its leading brand-name customers with offices in the U.S., Canada, India,

Taiwan, Korea, China and Japan. For more information about Genesis Microchip Inc. or Genesis Display Perfection(TM) technologies, please visit www.genesis-microchip.com.

Note to Editors: Genesis Display Perfection, Faroudja, DCDi by Faroudja, TrueLife and IntelliComb are trademarks or registered trademarks of Genesis Microchip Inc.

About Pixelworks, Inc.

Pixelworks, Inc. (Nasdaq: PXLW) headquartered in Tualatin, Oregon, is a leading provider of system-on-a-chip ICs for the advanced display market. Pixelworks’ solutions process and optimize video, computer graphics and Web information for display on a wide variety of devices used in business and consumer markets, including flat-panel monitors, digital televisions and multimedia projectors. Our broad IC product line is used by the world’s leading manufacturers of consumer electronics and computer display products to enhance image quality and ease of use. For more information, please visit the company’s Web site at www.pixelworks.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, comments by Eric Erdman and Allen Alley, and forward-looking statements regarding the ability of each of Genesis Microchip and Pixelworks to operate as a stand-alone company.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include those set forth in the reports that each company files with the Securities and Exchange Commission, including but not limited to Genesis Microchip’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2003, and Pixelworks’ Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003.